P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
October 24, 2023		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. ANNOUNCES THIRD QUARTER 2023 RESULTS AND RECORD NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the three and nine months ended September 30, 2023. Peoples reported net income of $31.9 million for the third quarter of 2023, representing earnings per diluted common share of $0.90. In comparison, Peoples reported net income of $21.1 million, representing earnings per diluted common share of $0.64, for the second quarter of 2023, and net income of $26.0 million, representing earnings per diluted common share of $0.92, for the third quarter of 2022. For the nine months ended September 30, 2023, Peoples recorded net income of $79.5 million, or $2.47 per diluted common share, compared to $74.4 million, or $2.65 per diluted common share, for the nine months ended September 30, 2022.
The provision for (recovery of) credit losses recorded represents the amount needed to maintain the appropriate level of the allowance for credit losses based on management’s quarterly estimates. The provision for credit losses negatively impacted earnings per diluted common share by $0.09 for the third quarter of 2023, compared to $0.19 for the second quarter of 2023, and $0.05 for the third quarter of 2022. For the first nine months of 2023, the provision negatively impacted earnings per diluted common share by $0.33, compared to the release of provision positively impacting earnings per diluted common share by $0.16 for the first nine months of 2022.
Non-core items, and the related tax effect of each, in net income primarily included acquisition-related expenses and a $2.4 million pension settlement charge recognized in the third quarter of 2023. Non-core items negatively impacted earnings per diluted common share by $0.16 for the third quarter of 2023, $0.28 for the second quarter of 2023, and $0.01 for the third quarter of 2022. Non-core items negatively impacted earnings per diluted share by $0.52 and $0.07 for the nine months ended September 30, 2023 and 2022, respectively.
"We are proud to continue our trend of strong earnings and asset quality. We generated record net income and we had many other positive metrics for the third quarter and the first nine months of 2023 compared to prior periods," said Chuck Sulerzyski, President and Chief Executive Officer. "We are looking forward to capitalizing on our recent successes and will continue to develop our relationships with our clients. Our associates are focused on working together to identify client needs and improve our overall client experience."
Pension Plan Termination
During the third quarter of 2023, Peoples terminated its pension plan by settling the remaining benefit obligation of $7.7 million. The pension plan had been closed to new entrants since January 1, 2010. Peoples recorded a settlement charge of $2.4 million in the third quarter of 2023 in relation to the termination of the pension plan. Peoples does not anticipate further expenses related to the termination.
Completion of the Limestone Merger:
As of close of business on April 30, 2023, Peoples completed its previously announced merger with Limestone Bancorp, Inc. (“Limestone”), a bank holding company headquartered in Louisville, Kentucky, and the parent company of Limestone Bank, pursuant to a definitive Agreement and Plan of Merger (the “Merger Agreement”) dated October 24, 2022. Under the terms of the Merger Agreement, Limestone merged with and into Peoples, and immediately thereafter Limestone Bank merged with and into Peoples’ wholly-owned subsidiary, Peoples Bank (collectively, the "Limestone Merger"), in a transaction valued at $177.9 million. Peoples recorded acquisition-related expenses primarily related to the Limestone Merger which included $4.4 million and $15.7 million in other non-interest expense for the third quarter and the nine months ended September 30, 2023, respectively. For the third quarter of 2023, the $4.4 million of acquisition-related non-interest expense consisted of $2.1 million in other non-interest expense, $1.3 million in data processing and software expense, $0.6 million in salaries and employee benefit costs, and $0.4 million in professional fees. For the nine months ended September 30, 2023, the $15.7 million of acquisition-related non-interest expense primarily consisted of $5.7 million in salaries and employee benefit costs, $5.5 million in professional fees, $3.0 million in other non-interest expense, $1.3 million in data processing and software expense, and $0.2 million in various other non-interest expense line items. The other non-interest expenses were primarily due to $1.8 million of early contract termination fees on Limestone contracts driven by the system conversions, which took place in the third quarter of 2023.
Investment Portfolio Restructuring:
During the first quarter of 2023, Peoples executed the sales of $96.7 million of its lower yielding available-for-sale investment securities for an after-tax loss of $1.6 million. Proceeds from the sales were used to pay down overnight borrowings. The loss on the sale of these available-for-sale investment securities had a nominal impact on tangible book value as such loss was previously reflected in capital through accumulated other comprehensive loss. The realized losses recognized due to these transactions are projected to be earned back within the 2023 fiscal year.
Statement of Operations Highlights:
•Net interest income for the third quarter of 2023 increased $8.4 million, or 10%, compared to the linked quarter and increased $26.2 million, or 39%, compared to the third quarter of 2022.
◦Net interest margin increased 16 basis points to 4.70% for the third quarter of 2023, compared to 4.54% for the linked quarter and increased 53 basis points compared to 4.17% for the third quarter of 2022.
◦The increase in net interest margin for the third quarter of 2023 compared to the linked quarter was primarily driven by a full quarter of accretion on the acquired Limestone portfolio in the third quarter compared to only two months in the second quarter. The third quarter was also impacted by a true-up of $3.6 million to the preliminary Limestone-related accretion recorded in the second quarter of 2023, $1.9 million of which would have benefited the net interest margin for the second quarter of 2023.
◦The increase in net interest income for the third quarter of 2023 compared to the third quarter of 2022 was driven by increases in market interest rates and the accretion on the acquired Limestone portfolio.
•Peoples recorded a provision for credit losses of $4.1 million for the third quarter of 2023, compared to a provision for credit losses of $8.0 million for the second quarter of 2023, and a provision for credit losses of $1.8 million for the third quarter of 2022.
◦The provision for credit losses in the third quarter of 2023 was driven by (i) loan growth, (ii) an increase in net charge-offs, (iii) updates to our prepayment, curtailment, and funding rates, and (iv) a deterioration in macro-economic conditions used within the current expected credit loss ("CECL") model, partially offset by the release of reserves on individually analyzed loans.
◦Net charge-offs were $2.3 million, or 0.15% of average total loans annualized, for the third quarter of 2023, compared to $1.2 million, or 0.09%, for the linked quarter and $1.7 million, or 0.15%, for the third quarter of 2022.
•Total non-interest income, excluding net gains and losses, for the third quarter of 2023 increased $0.7 million, or 3%, compared to the linked quarter, and increased $3.1 million, or 15%, compared to the third quarter of 2022.
◦The increase in non-interest income, excluding gains and losses, for the third quarter of 2023 when compared to the second quarter of 2023 was primarily due to increases in other non-interest income and bank owned life insurance income due to a death benefit recognized in the third quarter of 2023, partially offset by a decrease in lease income. The increase in other non-interest income was attributable to an increase in operating lease income, which was partially offset by operating lease expense recognized in other non-interest expense when compared to the linked quarter.
◦Total non-interest income, excluding net gains and losses, for the first nine months of 2023 was 21% of total revenue (defined as net interest income plus total non-interest income excluding net gains and losses).
•Total non-interest expense for the third quarter of 2023 increased $1.1 million, or 2%, compared to the linked quarter and increased $19.4 million, or 37%, compared to the third quarter of 2022.
◦The increase in total non-interest expense for the third quarter of 2023 when compared to the linked quarter was primarily attributable to increases in other non-interest expense, data processing and software expenses, and amortization of other intangible assets. The increase in other non-interest expense was due to expenses recognized in relation to the pension plan termination, Limestone acquisition-related expenses, and operating lease depreciation expenses. The increase in total non-interest expense was partially offset by decreases in professional fees and salaries and employee benefit costs, due to lower acquisition-related expenses.
◦Excluding acquisition-related expenses, total non-interest expense for the third quarter of 2023 increased $7.3 million when compared to the linked quarter, primarily due to increases in (i) other non-interest expenses, (ii) salaries and employee benefit costs, and (iii) data processing and software expense. The increase in other non-interest expenses was primarily due to the previously discussed pension plan termination and operating lease expenses and a full quarter of expense from Limestone in the third quarter of 2023 compared to only two months in the linked quarter.
◦For the third quarter of 2023, the efficiency ratio was 58.4% compared to 62.7% for the linked quarter. When adjusted for non-core items, the efficiency ratio was 52.5% for the third quarter of 2023 compared to 53.3% for the linked quarter.
Balance Sheet Highlights:
•Period-end total loan and lease balances at September 30, 2023 increased $109.8 million, or 7% annualized, compared to June 30, 2023.
◦The increases in period-end and average total loan and lease balances were primarily the result of growth in (i) commercial real estate loans, (ii) premium finance loans and (iii) leases, partially offset by reductions in construction loans and commercial and industrial loans. The increase in average total loan and lease balances was also impacted by a full quarter of loan balances acquired in the Limestone Merger compared to only two months in the linked quarter.
•Asset quality metrics remained stable during the quarter.
◦Delinquency trends remained stable as loans considered current comprised 99.0% of the loan portfolio at both September 30, 2023 and at June 30, 2023.
◦Nonperforming assets at September 30, 2023 increased $0.6 million compared to June 30, 2023. The increase was primarily attributable to increases in nonperforming leases, which were largely offset by decreases in nonperforming commercial real estate loans.
◦Criticized loans decreased $6.7 million during the third quarter of 2023 when compared to June 30, 2023. The decrease was primarily driven by criticized loan pay-offs, partially offset by loan downgrades.
◦Classified loans increased $13.9 million during the third quarter of 2023 when compared to June 30, 2023. The increase was primarily driven by loan downgrades, partially offset by classified loan pay-offs.
•Period-end total deposit balances at September 30, 2023 increased $77.6 million, or 1%, compared to at June 30, 2023.
◦The increase was driven by growth in (i) retail certificates of deposit, (ii) governmental deposit accounts and (iii) brokered deposits, partially offset by reductions in (i) savings accounts, (ii) non-interest-bearing checking accounts and (iii) interest-bearing checking accounts.
◦The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at September 30, 2023 were 79% and 21%, respectively, compared to 78% and 22%, respectively, at June 30, 2023.
◦Total demand deposit balances were 39% and 42% of total deposit balances at September 30, 2023 and at June 30, 2023, respectively.
◦Total loan balances were 86% of total deposit balances at both September 30, 2023 and June 30, 2023.
◦Deposit balances that exceeded the Federal Deposit Insurance Corporation ("FDIC") insurance limit of $250,000 were 31% of total deposits at September 30, 2023 and 32% of total deposits at June 30, 2023. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $812.7 million, or 42%, of the uninsured deposit balances at September 30, 2023.
Net Interest Income:
Net interest income was $93.3 million for the third quarter of 2023, an increase of $8.4 million, or 10%, compared to the linked quarter. The increase in net interest income was primarily due to a full quarter of net interest income provided by the Limestone Merger in the third quarter compared to only two months of net interest income in the linked quarter. Net interest margin was 4.70% for the third quarter of 2023, compared to 4.54% for the linked quarter. The increase in net interest margin was primarily driven by a full quarter of the accretion on the acquired Limestone portfolio compared to two months in the linked quarter. The increase in net interest margin was also impacted by a true-up of $3.6 million in the third quarter of 2023 to the preliminary Limestone-related accretion, $1.9 million of which would have benefited the second quarter of 2023. Also impacting the increases in net interest income and net interest margin was six basis points of improvement in investment yields due to sales of lower-yielding investment securities and a full quarter of yields from the securities acquired in the Limestone Merger compared to two months in the linked quarter. Partially offsetting these benefits was an increase in interest expense resulting from a shift in the composition of funding sources to retail and brokered certificates of deposits ("CDs") from non-interest bearing deposits combined with an increase in market interest rates for deposits and other funding sources.
Net interest income for the third quarter of 2023 increased $26.2 million, or 39%, compared to the third quarter of 2022. Net interest margin for the third quarter of 2023 increased 53 basis points compared to 4.17% for the third quarter of

2022. The increase in net interest income compared to the third quarter of 2022 was driven by increases in market interest rates, the Limestone Merger, and organic growth.
Accretion income, net of amortization expense, from acquisitions was $9.8 million for the third quarter of 2023, $4.5 million for the second quarter of 2023 and $2.8 million for the third quarter of 2022, which added 49 basis points, 24 basis points and 16 basis points, respectively, to net interest margin. The increases in accretion income for the third quarter of 2023 when compared to the linked quarter and the third quarter of 2022 were driven by accretion from the Limestone Merger and the aforementioned third quarter 2023 true-up to the preliminary Limestone-related accretion.
For the first nine months of 2023, net interest income increased $68.2 million, or 37%, compared to the first nine months of 2022, while net interest margin increased 93 basis points to 4.74%. The increase in net interest income was driven by increases in market interest rates, the additional net interest income from the Limestone Merger, and improvement in investment yields. Partially offsetting these benefits was an increase in interest expense resulting from a shift in the composition of funding sources combined with an increase in market interest rates for deposits and other funding sources.
Accretion income, net of amortization expense, from acquisitions was $16.3 million for the nine months ended September 30, 2023, compared to $9.4 million for the nine months ended September 30, 2022, which added 30 and 20 basis points, respectively, to net interest margin. The increase in accretion income for the first nine months of 2023 compared to the same period in 2022 was due to higher accretion recognized from the Limestone Merger than was recorded due to the acquisitions of Vantage Financial, LLC ("Vantage") and NS Leasing, LLC ("NSL") and the merger with Premier Financial Bancorp, Inc. ("Premier") in the prior period.
Provision for (Recovery of) Credit Losses:
The provisions for credit losses were $4.1 million, $8.0 million, and $1.8 million for the third quarter of 2023, the linked quarter, and the third quarter of 2022, respectively. The provision for credit losses for the third quarter of 2023 was driven by (i) loan growth, (ii) an increase in net charge-offs, (iii) updates to our prepayment, curtailment and funding rates, and (iv) a deterioration in macro-economic conditions used within the CECL model, partially offset by the release of reserves on individually analyzed loans. The provision for credit losses in the linked quarter was due to a provision of $9.4 million for the non-purchased credit deteriorated loans acquired in the Limestone Merger, partially offset by the release of reserves of $1.7 million on individually analyzed loans and a recovery of $1.0 million due to improvements in macro-economic conditions. The provision for credit losses for the third quarter of 2022 was largely attributable to a deterioration of macro-economic conditions, partially offset by a release of reserves on individually analyzed loans.
The provision for credit losses for the first nine months of 2023 was $13.9 million, compared to a recovery of credit losses of $5.8 million for the first nine months of 2022. The provision for credit losses during the first nine months of 2023 was driven by (i) the addition of the provision for the non-purchased credit deteriorated loans acquired in the Limestone Merger, (ii) loan growth and (ii) economic forecast deterioration, partially offset by a reduction in the reserves for individually analyzed loans and the use of updated loss drivers. The recovery of credit losses for the first nine months of 2022 was primarily due to the impact of economic assumptions used in the CECL model.
Net charge-offs for the third quarter of 2023 were $2.3 million, or 0.15% of average total loans annualized, compared to net charge-offs of $1.2 million, or 0.09% of average total loans annualized, for the linked quarter and net charge-offs of $1.7 million, or 0.15% of average total loans annualized, for the third quarter of 2022. Net charge-offs for the first nine months of 2023 were $5.1 million, or 0.13% of average total loans annualized, compared to net charge-offs of $5.1 million, or 0.15% annualized, for the first nine months of 2022. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. The net loss realized during the third quarter of 2023 was $0.3 million, compared to net losses of $1.8 million and $14,000 for the linked quarter and the third quarter of 2022, respectively. The net loss for the third quarter of 2023 was due to $0.3 million of net losses on repossessed assets. The net loss for the linked quarter was primarily due to the $1.6 million write-down of an other real estate owned ("OREO") property due to a pending sale of the property.
The net loss realized during the first nine months of 2023 was $4.3 million, compared to $207,000 for the first nine months of 2022. The net loss for the first nine months of 2023 was primarily driven by the $2.0 million pre-tax ($1.6 million after-tax) net loss on the sales of the available-for-sale investment securities during the first quarter of 2023, as mentioned above, and the $1.6 million write-down of the OREO property during the second quarter of 2023, as mentioned above. The net loss recognized in the first nine months of 2022 was attributable to (i) a $119,000 loss recorded on repossessed assets, (ii) a $44,000 loss on the sale of investment securities in order to reinvest into higher-yielding securities, and (iii) an adjustment to the gain on sale of loans recognized in the fourth quarter of 2021 due to a measurement period adjustment to the acquisition-date fair value of Premier loans acquired that were subsequently sold.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2023 increased $0.7 million compared to the linked quarter. The increase in non-interest income, excluding net gains and losses, was due to a $1.4 million increase in other non-interest income and a $0.5 million increase in bank owned life insurance income, mostly offset by a $1.8 million decrease in lease income. The increase in other non-interest income was attributable to a $1.0 million increase in operating lease income, which was partially offset by a $0.6 million increase in operating lease expense recognized in other non-interest expense when compared to the linked quarter. Bank owned life insurance income increased primarily due to a death benefit of $0.4 million recognized in the third quarter of 2023.
Compared to the third quarter of 2022, non-interest income, excluding net gains and losses, increased $3.1 million, due to (i) a $1.5 million increase in other non-interest income, (ii) a $1.2 million increase in electronic banking income, (iii) a $0.7 million increase in deposit account service charges, (iv) a $0.7 million increase in bank owned life insurance income due to the aforementioned death benefit, and (v) a $0.6 million increase in insurance income. The increase in other non-interest income was due to the increase in operating lease income mentioned above. Insurance income increased due to new business and market increases for premiums. The other increases were primarily due to the additional customers brought in from the Limestone Merger when compared to the third quarter of 2022.
For the first nine months of 2023, total non-interest income, excluding gains and losses, increased $7.6 million, or 13%, compared to the first nine months of 2022. The increase was driven by (i) a $2.4 million increase in electronic banking income, (ii) a $1.7 million increase in insurance income due to growth in the property and casualty insurance line, (iii) a $1.4 million increase in deposit account service charges, (iv) a $1.4 million increase in other non-interest income, and (v) a $1.0 million increase in bank owned life insurance income. The increase in other non-interest income was due to the increase in operating lease income mentioned above. Insurance income increased due to new business and market increases for premiums. Bank owned life insurance income increased primarily due to the aforementioned death benefit. The other increases were primarily due to the additional customers brought in from the Limestone Merger when compared to the first nine months of 2022.
Total Non-interest Expense:
Total non-interest expenses for the third quarter and the nine months ended September 30, 2023 were impacted by the Limestone Merger and acquisition-related non-interest expenses. Total acquisition-related non-interest expenses added $4.4 million and $15.7 million, respectively, across various line-items within non-interest expense. During the third quarter of 2023, the acquisition-related expenses recognized were primarily attributable to early contract termination fees, system conversion costs, salaries and employee benefit costs, and professional fees attributable to the Limestone Merger. For the second quarter of 2023, the acquisition-related non-interest expenses were primarily attributable to salaries and employee benefit costs and professional fees related to the Limestone Merger.
The table below summarizes the amount of acquisition-related expenses for each line item that is a component of non-interest expense. Acquisition-related expenses are considered a non-core non-interest expense by Peoples. This information is used by Peoples to provide information useful to investors in understanding Peoples' operating performance and trends.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022
Non-interest expense:
Salaries and employee benefit costs	$36,608	$38,025	$28,618	$106,661	$83,932
Net occupancy and equipment expense	5,501	5,380	4,813	15,836	14,669
Professional fees	3,456	7,438	2,832	13,775	8,784
Data processing and software expense	6,288	4,728	3,279	15,578	9,228
Amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Electronic banking expense	1,836	1,832	2,648	5,159	8,134
Marketing expense	1,267	1,357	1,136	3,554	2,991
FDIC insurance premiums	1,260	1,464	709	3,525	2,921
Franchise tax expense	772	872	1,075	2,678	2,941
Communication expense	752	724	599	2,089	1,873
Other loan expenses	856	538	511	2,133	1,788
Other non-interest expense	9,820	5,465	4,010	19,859	10,755
Total non-interest expense	71,696	70,623	52,253	198,798	153,781
Acquisition-related non-interest expense:
Salaries and employee benefit costs	562	5,125	—	5,708	29
Net occupancy and equipment expense	2	20	7	31	36
Professional fees	429	4,812	221	5,532	1,791
Data processing and software expense	1,289	1	129	1,290	410
Electronic banking expense	—	115	—	115	(92)
Marketing expense	38	14	5	61	45
Communication expense	1	—	—	1	1
Other loan expenses	—	1	—	1	—
Other non-interest expense	2,113	621	(23)	2,955	94
Total acquisition-related non-interest expense	4,434	10,709	339	15,694	2,314
Non-interest expense excluding acquisition-related expense:
Salaries and employee benefit costs	36,046	32,900	28,618	100,953	83,903
Net occupancy and equipment expense	5,499	5,360	4,806	15,805	14,633
Professional fees	3,027	2,626	2,611	8,243	6,993
Data processing and software expense	4,999	4,727	3,150	14,288	8,818
Amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Electronic banking expense	1,836	1,717	2,648	5,044	8,226
Marketing expense	1,229	1,343	1,131	3,493	2,946
FDIC insurance premiums	1,260	1,464	709	3,525	2,921
Franchise tax expense	772	872	1,075	2,678	2,941
Communication expense	751	724	599	2,088	1,872
Other loan expenses	856	537	511	2,132	1,788
Other non-interest expense	7,707	4,844	4,033	16,904	10,661
Total non-interest expense excluding acquisition-related expense	$67,262	$59,914	$51,914	$183,104	$151,467

Total non-interest expense increased $1.1 million, or 2%, for the three months ended September 30, 2023, compared to the linked quarter. Excluding acquisition-related expense, total non-interest expense increased $7.3 million, or 12%, primarily due to increases of (i) $3.1 million in salaries and employee benefit costs, (ii) $2.9 million in other non-interest expense, (iii) $0.5 million in amortization of other intangible assets, and (iv) $0.4 million in professional fees. For the third quarter of 2023, additional total non-interest expenses from the Limestone Merger excluding acquisition-related expenses, were $7.2 million compared to $5.4 million in the linked quarter. The increase in the third quarter of 2023 total non-interest expenses attributable to the Limestone Merger, excluding acquisition-related expense, when compared to the linked quarter was due to a full quarter of expenses in the third quarter from the Limestone Merger compared to only two months of expenses in the linked quarter. Excluding the impact from the Limestone Merger, the increase in other non-interest expenses was also due to the previously discussed pension plan settlement charge as well as a $0.6 million increase in operating lease depreciation expenses. The increases in salaries and employee benefit costs and data processing and professional fees were primarily due to growth.
Compared to the third quarter of 2022, total non-interest expense for the third quarter of 2023 increased $19.4 million, or 37%. Excluding acquisition-related expenses, non-interest expenses increased $15.3 million, or 30%, primarily due to a $7.4 million increase in salaries and employee benefit costs, a $3.7 million increase in other non-interest expense, a $1.8 million increase in data processing and software expense, and a $1.3 million increase in amortization of other intangible assets. The increases were impacted by total non-interest expenses attributable to the Limestone Merger, excluding acquisition-related expense, which added $7.2 million throughout the non-interest expense line items. A majority of the remaining variance, excluding acquisition-related expense, was due to the Limestone Merger. The increase in other non-interest expenses was primarily due to the previously discussed pension plan settlement charges and a $0.9 million increase in operating lease depreciation expenses, while the other increases were due to growth.
For the nine months ended September 30, 2023, total non-interest expense increased $45.0 million, or 29.3%, compared to the first nine months of 2022. Excluding acquisition-related expenses, non-interest expenses increased $31.6 million, or 20.9%. This variance was driven by increases of $17.1 million, $6.2 million, $5.5 million and $2.2 million in salaries and employee benefit costs, other non-interest expense, data processing and software expense and amortization of other intangible assets, respectively, partially offset by a $3.2 million decrease in electronic banking expense. The increases were impacted by $12.6 million of total non-interest expenses attributable to the Limestone Merger, excluding acquisition-related expense, which impacted various non-interest expense line items. The increase in other non-interest expense was primarily due to the previously discussed pension plan settlement charges and a $1.1 million increase in operating lease depreciation expenses, while the other increases were due to growth.
The efficiency ratio for the third quarter of 2023 was 58.4%, compared to 62.7% for the linked quarter, and 57.2% for the third quarter of 2022. The decrease in the efficiency ratio compared to the linked quarter was primarily due to higher net interest income due to an increase in market interest rates and a full quarter with the additional customers from the Limestone Merger compared to two months in the linked quarter and less acquisition-related expenses, partially offset by an increase in non-acquisition-related non-interest expenses. The increase in the efficiency ratio compared to the prior year quarter was primarily due to the increase in non-interest expense, primarily from the Limestone Merger, which was mostly offset by higher net interest income due to increases in the market interest rates and additional customers from the Limestone Merger. The efficiency ratio, adjusted for non-core items, was 52.5% for the third quarter of 2023, compared to 53.3% for the linked quarter and 56.6% for the third quarter of 2022. Peoples continues to focus on controlling expenses, while recognizing necessary costs in order to continue growing the business.
Income Tax Expense:
Peoples recorded income tax expense of $8.8 million with an effective tax rate of 21.7% for the third quarter of 2023, compared to income tax expense of $6.2 million with an effective tax rate of 22.6% for the linked quarter, and income tax expense of $7.4 million with an effective tax rate of 22.2% for the third quarter of 2022. Income tax expense for the third quarter of 2023, compared to the linked quarter and third quarter of 2022, increased due to higher net income before income taxes. The effective rate decrease for the third quarter of 2023, when compared to the linked quarter and the third quarter of 2022, was primarily due to updates to the blended state tax rate. Peoples recorded income tax expense of $22.1 million with an effective tax rate of 21.7% in the first nine months of 2023 and $20.2 million with an effective tax rate of 21.4% in the first nine months of 2022. The increase in income tax expense for the first nine months of 2023 when compared to the same 2022 period was driven by higher pre-tax income.
Investment Securities and Liquidity:
Peoples' investment portfolio primarily consists of available-for-sale investment securities reported at fair value and held-to-maturity investment securities reported at amortized cost. The available-for-sale investment securities balance at September 30, 2023 decreased $114.9 million, $112.8 million, and $151.3 million when compared to at June 30, 2023, at December 31, 2022, and at September 30, 2022, respectively. The decrease in the balance when compared to the prior periods was due to a reduction in market value of available-for-sale securities driven by the recent increases in market interest rates and the sales of the lower-yielding available-for-sale securities mentioned above. The decreases in the balances from December 31, 2022 and September 30, 2022 were partially offset by available-for-sale investment securities acquired in the Limestone Merger. The balances of unrealized losses, net of tax, on available-for-sale investment securities recognized within accumulated other comprehensive loss were $148.1 million, $121.5 million, $129.9 million and $138.1 million at September 30, 2023, at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively.
The held-to-maturity investment securities balance at September 30, 2023 increased $1.5 million, $115.2 million, and $267.6 million when compared to at June 30, 2023, at December 31, 2022, and at September 30, 2022, respectively. The increases when compared to prior periods were driven by purchases of agency mortgage-backed securities, agency collateralized mortgage obligations, and agency debentures. Most of the securities purchased during 2023 were classified as held-to-maturity, which has contributed to the reduction of available-for-sale securities as a percentage of the bond portfolio. Management purchased these securities to increase portfolio yield and reduce Peoples' sensitivity to falling intermediate and long-term interest rates. The balances of net unrealized losses on held-to-maturity investment securities were $105.5 million, $79.7 million, $81.7 million and $81.3 million at September 30, 2023, at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively.
The duration of the investment portfolio as of September 30, 2023 was estimated to be 5.74 years. The duration of Peoples’ investments is managed as part of its Asset Liability Management program, and has the potential to impact both liquidity and capital, as mismatches in duration may require a liquidation of investment securities at market prices to meet funding needs. These assets are one component of Peoples liquidity profile, which is discussed in further detail below.
Peoples maintains a number of liquid and liquefiable assets, borrowing capacity, and other contingent sources of liquidity to ensure the availability of funds. At September 30, 2023, Peoples had liquid and liquefiable assets of $576.6 million, which included (i) cash and cash equivalents, (ii) unpledged government and agency investment securities and (iii) unpledged non-agency investment securities that could be liquidated. At September 30, 2023, Peoples had a borrowing capacity of $572.8 million available through the Federal Home Loan Bank (“FHLB”), the Federal Reserve Bank ('FRB"), and federal funds. Additionally at September 30, 2023, Peoples had other contingent sources of liquidity totaling $2.0 billion.
Loans and Leases:
The period-end total loan and lease balances at September 30, 2023 increased $109.8 million, or 7% annualized, compared to at June 30, 2023. The increase in the period-end loan and lease balance was primarily driven by increases of (i) $118.5 million in other commercial real estate loans, (ii) $26.9 million in premium finance loans and (iii) $24.8 million in leases, partially offset by decreases of $44.7 million in construction loans and $31.5 million in commercial and industrial loans.
The period-end total loan and lease balance at September 30, 2023 increased $1.4 billion compared to at December 31, 2022 primarily due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $358.6 million, or 10% annualized, driven by increases of $182.8 million, $57.5 million, $48.4 million, $38.9 million and $30.1 million in other commercial real estate loans, leases, construction loans, indirect consumer loans, and premium finance loans, respectively. These increases were partially offset by a decrease of $13.1 million in consumer residential real estate loans.
The period-end total loan and lease balance increased $1.5 billion compared to at September 30, 2022 primarily due to the Limestone Merger. Excluding the loans acquired in the Limestone Merger, the period-end loan and lease balance increased $454.6 million, or 10% annualized, primarily due to increases of $182.9 million, $89.8 million, $79.8 million, $76.1 million and $21.6 million in other commercial real estate loans, leases, construction loans, indirect consumer loans, and premium finance loans, respectively. These increases were partially offset by a reduction of $23.1 million in consumer residential real estate loans.
The quarterly average loan and lease balance increased $449.8 million, or 8%, in the third quarter of 2023 compared to the linked quarter, mostly due to a full quarter with the loans acquired in the Limestone Merger in the third quarter of 2023 compared to only two months in the linked quarter. Compared to the third quarter of 2022, the quarterly average loan and lease balances increased $1.4 billion, or 31%, primarily driven by the loans acquired in the Limestone Merger.
For the first nine months of 2023, the average loan and lease balance increased $659.6 million, or 15%, compared to the same period of 2022. The increase was driven by loans acquired in the Limestone Merger, and to lesser extents, growth in commercial real estate loans, leases, commercial and industrial loans and indirect consumer loans.
Asset Quality:
Asset quality metrics remained stable during the third quarter of 2023. Total nonperforming assets increased $0.6 million, or 1%, compared to at June 30, 2023, decreased $2.7 million, or 6%, compared to at December 31, 2022, and decreased $2.6 million, or 6%, compared to at September 30, 2022. The increase in nonperforming assets at September 30, 2023 compared to at June 30, 2023 was primarily attributable to increases in nonperforming leases, largely offset by decreases in nonperforming commercial real estate loans. The decreases from at December 31, 2022 and at September 30,

2022 were driven by reductions in nonaccrual commercial real estate loans and OREO, partially offset by increases in nonperforming leases. Nonperforming assets as a percent of total loans and OREO were 0.70% at both September 30, 2023 and June 30, 2023, down from 0.96% at December 31, 2022, and 0.98% at September 30, 2022.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $6.7 million compared to at June 30, 2023, and increased $21.8 million and $48.4 million compared to at December 31, 2022 and at September 30, 2022, respectively. As a percent of total loans, criticized loans were 3.50% at September 30, 2023, compared to 3.68% at June 30, 2023, 4.18% at December 31, 2022 and 3.57% at September 30, 2022. The decrease in the amount of criticized loans compared to at June 30, 2023 was primarily driven by criticized loan pay-offs, partially offset by loan downgrades. The increases in criticized loans compared to at December 31, 2022 and at September 30, 2022 were primarily driven by the acquisition of criticized loans in the Limestone Merger. However, criticized loans as a percent of total loans decreased, as criticized loans made up a smaller relative portion of the total loans acquired in the Limestone Merger.
Classified loans, which are those categorized as substandard or doubtful, increased $13.9 million, $35.2 million and $30.0 million compared to at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively. As a percent of total loans, classified loans were 2.05% at September 30, 2023, compared to 1.86% at June 30, 2023, 1.96% at December 31, 2022 and 2.06% at September 30, 2022. The increase in classified loans compared to at June 30, 2023 was primarily driven by loan downgrades, partially offset by classified loan pay-offs. The increases in classified loans compared to at December 31, 2022 and at September 30, 2022 were primarily driven by the acquisition of classified loans in the Limestone Merger.
Annualized net charge-offs were 0.15% of average total loans for the third quarter of 2023, compared to 0.09% for the linked quarter and 0.15% for the prior year third quarter, with the increase relative to the linked quarter driven by an increase in charge-offs on leases, commercial real estate loans and commercial and industrial loans during the third quarter of 2023. The increase in net charge-offs during the third quarter of 2023 versus the prior year third quarter was primarily attributable to an increase in charge-offs on indirect consumer loans, commercial real estate loans and leases, partially offset by increase in recoveries. Annualized net charge-offs were 0.13% of average total loans for the first nine months of 2023, compared to 0.15% for the same 2022 period. The decrease was driven by an increase in recoveries and a decrease in charge-offs on commercial and industrial loans, partially offset by an increase in charge-offs on indirect consumer loans.
At September 30, 2023, the allowance for credit losses was $62.9 million, compared to $61.2 million at June 30, 2023, $53.2 million at December 31, 2022 and $52.9 million at September 30, 2022. The allowance for credit losses at September 30, 2023 and at June 30, 2023 was impacted by the establishment of an allowance for credit losses for loans acquired in the Limestone Merger during the second quarter of 2023 when compared to at December 31, 2022 and at September 30, 2022. The ratio of the allowance for credit losses as a percent of total loans was 1.03% at September 30, 2023, compared to 1.02% at June 30, 2023 and 1.15% at September 30, 2022.
Deposits:
At September 30, 2023, period-end total deposits increased $77.6 million, or 1%, compared to at June 30, 2023, primarily driven by increases of (i) $248.0 million in retail certificates of deposit, (ii) $56.0 million in governmental deposits and (iii) $49.0 million in brokered deposits, which are primarily used as a source of funding, partially offset by decreases of (a) $129.5 million in savings accounts, (b) $113.5 million in non-interest-bearing demand deposit accounts, and (c) $44.6 million in interest-bearing demand deposit accounts. The increase in governmental deposit accounts was due to the seasonality of the balances, which are typically higher in the first quarter and third quarter of each year.
Period-end total deposits at September 30, 2023 increased $1.3 billion, or 23%, compared to at December 31, 2022. The increase was primarily driven by deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, total deposits at September 30, 2023 increased $399.8 million, or 7%, compared to at December 31, 2022, primarily due to increases of $483.3 million in brokered certificates of deposit and of $444.1 million in retail certificates of deposit, partially offset by decreases of $203.5 million, $180.6 million, and $174.0 million in non-interest bearing deposits, savings accounts, and interest-bearing demand deposit accounts, respectively.
Period-end total deposits at September 30, 2023 increased $1.2 billion, or 20%, compared to at September 30, 2022 due to the deposits acquired in the Limestone Merger. Excluding Limestone deposit balances, total deposits at September 30, 2023 increased $251.1 million, or 4%, compared to at September 30, 2022. The increase was primarily driven by increases of $522.8 million in brokered deposits and $429.6 million in retail certificates of deposit, partially offset by decreases of $250.0 million, $189.5 million, $175.9 million and $78.8 million in non-interest-bearing demand deposit accounts, savings accounts, interest-bearing demand deposit accounts, and governmental deposit accounts, respectively.
The percentages of retail deposit balances and commercial deposit balances of the total deposit balance at September 30, 2023 were 79% and 21%, respectively, compared to 78% and 22%, respectively, at June 30, 2023, 74% and 26%, respectively, at December 31, 2022 and 73% and 27%, respectively, at September 30, 2022.

Uninsured deposits were 31%, 32%, 33% and 34% of total deposits at September 30, 2023, at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively. Uninsured amounts are estimated based on the portion of customer account balances that met or exceeded the FDIC limit of $250,000. Peoples pledges investment securities against certain governmental deposit accounts, which collateralized $812.7 million, or 42%, of the uninsured deposit balances at September 30, 2023.
Average deposit balances during the third quarter of 2023 increased $444.5 million compared to the linked quarter. Compared to the third quarter of 2022, quarterly average deposits increased $1.1 billion. These increases were driven by the deposits acquired in the Limestone Merger. Total demand deposits comprised 39%, 42%, 48% and 48% of total deposits at September 30, 2023, at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively.
Stockholders' Equity:
Total stockholders' equity at September 30, 2023 decreased by $5.7 million compared to at June 30, 2023, which was primarily due to an increase in accumulated other comprehensive loss of $24.9 million and dividends paid of $13.8 million, partially offset by net income for the third quarter of 2023 of $31.9 million. The change in accumulated other comprehensive loss was primarily the result of the changes in the market value of available-for-sale investment securities during the period. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $148.1 million and $121.5 million at September 30, 2023 and at June 30, 2023, respectively.
Total stockholders' equity at September 30, 2023 increased by $207.9 million compared to at December 31, 2022, which was primarily due to common shares issued in the Limestone Merger and net income for the first nine months of 2023 of $79.5 million, partially offset by an increase in accumulated other comprehensive loss of $16.7 million and dividends paid of $37.9 million. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $129.9 million at December 31, 2022.
Total stockholders' equity at September 30, 2023 increased $232.7 million compared to at September 30, 2022, which was primarily due to 6.8 million common shares issued (valued at $177.9 million) in the Limestone Merger and net income of $106.4 million in the last twelve months, partially offset by dividends paid of $48.7 million and an increase in accumulated other comprehensive loss of $8.9 million. The increase in accumulated other comprehensive loss was the result of an increase of $10.0 million in unrealized losses related to the available-for-sale investment securities portfolio from September 30, 2022 to September 30, 2023, partially offset by the realization of $2.4 million of pre-tax accumulated losses for the pension plan when it was terminated during the third quarter of 2023. Accumulated unrealized losses related to the available-for-sale investment securities portfolio were $138.1 million at September 30, 2022.
At September 30, 2023, the tier 1 risk-based capital ratio was 12.23%, compared to 12.10% at June 30, 2023, 12.19% at December 31, 2022, and 12.08% at September 30, 2022. The common equity tier 1 risk-based capital ratio was 11.49% at September 30, 2023, compared to 11.36% at June 30, 2023, 11.92% at December 31, 2022, and 11.80% at September 30, 2022. The total risk-based capital ratio was 13.06% at September 30, 2023, compared to 12.92% at June 30, 2023, 13.06% at December 31, 2022, and 12.98% at September 30, 2022. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios. Compared to at June 30, 2023, these capital ratios increased slightly due to higher net income, primarily due to a full quarter of net income from the Limestone Merger compared to only two months of income in the linked quarter, partially offset by an increase in expenses from the Limestone Merger. Compared to at September 30, 2022 and at December 31, 2022, the tier 1 risk-based capital and the total risk-based capital ratios improved due to higher net income, partially offset by the impact of the Limestone Merger and dividends paid. The common equity tier 1 risk-based capital ratio at September 30, 2023 decreased compared to at December 31, 2022 and September 30, 2022 due to the common shares issued in the Limestone Merger.
Book value per common share and tangible book value per common share, which excludes goodwill and other intangible assets, were $28.06 and $16.52, respectively, at September 30, 2023, compared to $28.24 and $16.56, respectively, at June 30, 2023, $27.76 and $16.23, respectively, at December 31, 2022, and $26.89 and $15.28, respectively, at September 30, 2022.
The ratio of total stockholders’ equity to total assets was 11.11% at September 30, 2023, compared to 11.37% at June 30, 2023, 10.90% at December 31, 2022 and 10.86% at September 30, 2022. The ratio increased from at December 31, 2022 and at September 30, 2022 due primarily to additional common shares issued in the Limestone Merger as well as net income over the comparative prior periods. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, was 6.85% at September 30, 2023, compared to 7.00%, 6.67% and 6.47% at June 30, 2023, at December 31, 2022 and at September 30, 2022, respectively. The ratio decreased compared to at June 30, 2023 due to an increase in accumulated other comprehensive loss. The ratio increased compared to at December 31, 2022 and at September 30, 2022 primarily due to net income over the prior comparative periods, partially offset by an increase in accumulated other comprehensive loss.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902. Peoples had $8.9 billion in total assets as of September 30, 2023, and 149 locations, including 132 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington D.C. and Maryland. Peoples' vision is to be the Best Community Bank in America.
Peoples is a member of the Russell 3000 index of United States ("U.S.") publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing), Peoples Insurance Agency, LLC and Vantage Financial, LLC.
Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2023 results of operations on October 24, 2023 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.
Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the U.S. ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received.
◦The efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦The efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This ratio is a non-US GAAP financial measure since it excludes the impact of acquisition-related expenses, pension settlement charges, COVID-19-related expenses, COVID-19 Employee Retention Credits received and the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Tangible assets, tangible equity, the tangible equity to tangible assets ratio and tangible book value per common share are non-US GAAP financial measures since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP financial measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses, and COVID-19 Employee Retention Credits received) divided by average assets. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-

related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received.
◦Return on average tangible equity is calculated as annualized net income (less the after-tax impact of amortization of other intangible assets) divided by average tangible equity. This measure is a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and the impact of average goodwill and other average intangible assets acquired through acquisitions on average stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," "continue," "remain," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, but are not limited to:
(1)ongoing increasing interest rate policies, changes in the interest rate environment due to economic conditions and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Federal Reserve Board, including changes in the Federal Funds Target Rate, in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(2)the effects of inflationary pressures and the impact of rising interest rates on borrowers’ liquidity and ability to repay;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the ongoing increasing interest rate policies of the Federal Reserve Board, the completion and successful integration of planned acquisitions, including the recently-completed acquisition of Vantage and the Limestone Merger, and the expansion of commercial and consumer lending activities;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, including the FDIC’s recently issued notice of proposed rulemaking for a special assessment to recover the uninsured deposit losses from recent bank failures that adversely affect their respective businesses, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements;
(6)potential adverse impacts as a result of the Inflation Reduction Act of 2022, which may negatively impact Peoples' operations and financial results;
(7)the effects of easing restrictions on participants in the financial services industry;
(8)current and future local, regional, national and international economic conditions (including the impact of persistent inflation, supply chain issues or labor shortages, supply-demand imbalances affecting local real estate prices, high unemployment rates in the local or regional economies in which Peoples operates and/or the U.S.

economy generally, ineffective management of the U.S. federal budget or debt, potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and U.S. global trading partners) and the impact these conditions may have on Peoples, Peoples' customers and Peoples' counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(9)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(10)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties' performance and creditworthiness generally, which may be less favorable than expected in light of recent inflationary pressures and continued elevated interest rates, and may adversely impact the amount of interest income generated;
(11)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(12)future credit quality and performance, including expectations regarding future credit losses and the allowance for credit losses;
(13)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(14)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(15)the replacement of the London Interbank Offered Rate ("LIBOR") with other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(16)adverse changes in the conditions and trends in the financial markets, including recent inflationary pressures, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(17)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(18)Peoples' ability to receive dividends from Peoples' subsidiaries;
(19)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(20)the impact of larger or similar-sized financial institutions encountering problems, such as the closures earlier in 2023 of Silicon Valley Bank in California, Signature Bank in New York and First Republic Bank in California, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity, including potential increased regulatory requirements, and increased reputational risk and potential impacts to macroeconomic conditions;
(21)in light of the recent bank failures, Peoples' continued ability to grow deposits or maintain adequate deposit levels may be adversely impacted, and Peoples may experience an unexpected outflow of uninsured deposits, which may require Peoples to sell investment securities at a loss;
(22)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(23)any misappropriation of the confidential information which Peoples possesses could have an adverse impact on Peoples' business and could result in regulatory actions, litigation and other adverse effects;
(24)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;

(25)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and Peoples' subsidiaries are highly dependent;
(26)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(27)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(28)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, misappropriation or violence;
(29)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts (including Russia’s war in Ukraine and the recent conflicts involving Israel and Hamas);
(30)the potential further deterioration of the U.S. economy due to financial, political or other shocks;
(31)the potential influence on the U.S. financial markets and economy from the effects of climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs;
(32)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;
(33)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(34)Peoples' ability to integrate the Limestone Merger, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(35)the risk that expected revenue synergies and cost savings from the Limestone Merger, may not be fully realized or realized within the expected time frame;
(36)changes in laws or regulations imposed by Peoples' regulators impacting Peoples' capital actions, including dividend payments and share repurchases;
(37)the vulnerability of Peoples' network and online banking portals, and the systems of parties with whom Peoples contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches;
(38)Peoples' business may be adversely affected by increased political and regulatory scrutiny of corporate environmental, social and governance ("ESG") practices;
(39)the effect of a fall in stock market prices on the asset and wealth management business; and
(40)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and under the heading “ITEM 1A. RISK FACTORS” in Part II of Peoples’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website - www.peoplesbancorp.com under the “Investor Relations” section.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of Peoples' September 30, 2023 consolidated financial statements as part of Peoples' Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2023	2023	2022	2023	2022

PER COMMON SHARE:
Earnings per common share:
Basic	$0.91	$0.64	$0.93	$2.49	$2.65
Diluted	0.90	0.64	0.92	2.47	2.65
Cash dividends declared per common share	0.39	0.39	0.38	1.16	1.12
Book value per common share (a)	28.06	28.24	26.89	28.06	26.89
Tangible book value per common share (a)(b)	16.52	16.56	15.28	16.52	15.28
Closing price of common shares at end of period (a)	$25.38	$26.55	$28.93	$25.38	$28.93

SELECTED RATIOS:
Return on average stockholders' equity (c)	12.59%	8.89%	12.92%	11.56%	12.32%
Return on average tangible equity (c)(d)	23.04%	16.56%	23.36%	21.05%	21.70%
Return on average assets (c)	1.44%	1.01%	1.45%	1.35%	1.40%
Return on average assets adjusted for non-core items (c)(e)	1.69%	1.47%	1.47%	1.64%	1.44%
Efficiency ratio (f)	58.36%	62.71%	57.20%	59.66%	60.67%
Efficiency ratio adjusted for non-core items (g)(i)	52.51%	53.32%	56.64%	54.17%	59.61%
Pre-provision net revenue to total average assets (c)(h)	2.03%	1.78%	1.96%	2.03%	1.68%
Net interest margin (c)	4.70%	4.54%	4.17%	4.74%	3.81%
Dividend payout ratio (j)	43.26%	63.62%	41.39%	47.70%	42.56%
(a)Data presented as of the end of the period indicated.
(b)Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(c)Ratios are presented on an annualized basis.
(d)Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from net income and it excludes the balance sheet impact of average goodwill and other intangible assets acquired through acquisitions on average stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e)Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f)The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g)The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This ratio represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges, COVID-19-related expenses and COVID-19 Employee Retention Credits received included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h)Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This measure represents a non-US GAAP financial measure since it excludes the provision for (recovery of) credit losses and all gains and losses included in net income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(i)Information presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate for September 30, 2023, a 23.6% blended corporate income tax rate for June 30, 2023 and a 23.3% blended corporate income tax rate for September 30, 2022.
(j)This ratio is calculated based on dividends declared during the period divided by net income for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Total interest income	$123,593	$106,417	$70,871	$314,159	$193,352
Total interest expense	30,319	21,564	3,820	63,154	10,523
Net interest income	93,274	84,853	67,051	251,005	182,829
Provision for (recovery of) credit losses	4,053	7,983	1,776	13,889	(5,811)
Net interest income after provision for (recovery of) credit losses	89,221	76,870	65,275	237,116	188,640
Non-interest income:
Electronic banking income	6,466	6,466	5,261	18,375	15,933
Deposit account service charges	4,516	4,153	3,833	12,192	10,817
Trust and investment income	4,288	4,414	3,954	12,786	12,476
Insurance income	4,250	4,004	3,618	13,679	11,995
Bank owned life insurance income	1,375	842	694	2,924	1,922
Mortgage banking income	237	189	328	740	1,116
Net (loss) gain on investment securities	(7)	(166)	21	(2,108)	107
Lease (loss) income	(66)	1,719	1,725	2,730	2,931
Net loss on asset disposals and other transactions	(307)	(1,665)	(35)	(2,218)	(314)
Other non-interest income	2,452	1,059	967	4,179	2,819
Total non-interest income	23,204	21,015	20,366	63,279	59,802
Non-interest expense:
Salaries and employee benefit costs	36,608	38,025	28,618	106,661	83,932
Data processing and software expense	6,288	4,728	3,279	15,578	9,228
Net occupancy and equipment expense	5,501	5,380	4,813	15,836	14,669
Professional fees	3,456	7,438	2,832	13,775	8,784
Amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Electronic banking expense	1,836	1,832	2,648	5,159	8,134
Marketing expense	1,267	1,357	1,136	3,554	2,991
FDIC insurance premiums	1,260	1,464	709	3,525	2,921
Other loan expenses	856	538	511	2,133	1,788
Franchise tax expense	772	872	1,075	2,678	2,941
Communication expense	752	724	599	2,089	1,873
Other non-interest expense	9,820	5,465	4,010	19,859	10,755
Total non-interest expense	71,696	70,623	52,253	198,798	153,781
Income before income taxes	40,729	27,262	33,388	101,597	94,661
Income tax expense	8,847	6,166	7,410	22,059	20,218
Net income	$31,882	$21,096	$25,978	$79,538	$74,443

PER COMMON SHARE DATA:
Net income available to common shareholders	$31,882	$21,096	$25,978	$79,538	$74,443
Less: Dividends paid on unvested common shares	143	144	102	388	252
Less: Undistributed loss allocated to unvested common shares	79	13	24	190	65
Net earnings allocated to common shareholders	$31,660	$20,939	$25,852	$78,960	$74,126

Weighted-average common shares outstanding	34,818,346	32,526,962	27,865,416	31,771,061	27,929,720
Effect of potentially dilutive common shares	243,551	123,014	107,839	206,425	79,543
Total weighted-average diluted common shares outstanding	35,061,897	32,649,976	27,973,255	31,977,486	28,009,263

Earnings per common share – basic	$0.91	$0.64	$0.93	$2.49	$2.65
Earnings per common share – diluted	$0.90	$0.64	$0.92	$2.47	$2.65
Cash dividends declared per common share	$0.39	$0.39	$0.38	$1.16	$1.12
Weighted-average common shares outstanding – basic	34,818,346	32,526,962	27,865,416	31,771,061	27,929,720
Weighted-average common shares outstanding – diluted	35,061,897	32,649,976	27,973,255	31,977,486	28,009,263
Common shares outstanding at end of period	35,395,990	35,374,916	28,278,078	35,395,990	28,278,078

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$108,107	$94,679
Interest-bearing deposits in other banks	191,002	59,343
Total cash and cash equivalents	299,109	154,022
Available-for-sale investment securities, at fair value (amortized cost of $1,211,794 at September 30, 2023 and $1,300,719 at December 31, 2022) (a)	1,018,581	1,131,399
Held-to-maturity investment securities, at amortized cost (fair value of $569,888 at September 30, 2023 and $478,509 at December 31, 2022) (a)	675,409	560,212
Other investment securities	66,332	51,609
Total investment securities (a)	1,760,322	1,743,220
Loans and leases, net of deferred fees and costs (b)	6,084,390	4,707,150
Allowance for credit losses	(62,924)	(53,162)
Net loans and leases	6,021,466	4,653,988
Loans held for sale	2,699	2,140
Bank premises and equipment, net of accumulated depreciation	103,877	82,934
Bank owned life insurance	139,554	105,292
Goodwill	355,106	292,397
Other intangible assets	53,388	33,932
Other assets	207,013	139,379
Total assets	$8,942,534	$7,207,304
Liabilities
Deposits:
Non-interest-bearing	$1,569,095	$1,589,402
Interest-bearing	5,468,423	4,127,539
Total deposits	7,037,518	5,716,941
Short-term borrowings	585,437	500,138
Long-term borrowings	173,312	101,093
Accrued expenses and other liabilities	153,048	103,804
Total liabilities	7,949,315	6,421,976
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at September 30, 2023 or at December 31, 2022	—	—
Common shares, no par value, 50,000,000 shares authorized, 36,723,893 shares issued at September 30, 2023 and 29,857,920 shares issued at December 31, 2022, including shares held in treasury	864,010	686,450
Retained earnings	307,534	265,936
Accumulated other comprehensive loss, net of deferred income taxes	(143,796)	(127,136)
Treasury stock, at cost, 1,412,650 common shares at September 30, 2023 and 1,643,461 common shares at December 31, 2022	(34,529)	(39,922)
Total stockholders' equity	993,219	$785,328
Total liabilities and stockholders' equity	$8,942,534	$7,207,304
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $238, respectively, at September 30, 2023, and $0 and $241, respectively, at December 31, 2022.
(b)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2023	2023	2023	2022	2022
Loan Portfolio
Construction	$374,016	$418,741	$232,296	$246,941	$215,621
Commercial real estate, other	2,189,984	2,071,514	1,481,062	1,423,518	1,423,479
Commercial and industrial	1,128,809	1,160,310	891,139	892,634	877,472
Premium finance	189,251	162,357	158,263	159,197	167,682
Leases	402,635	377,791	354,641	345,131	312,847
Residential real estate	791,965	791,442	712,602	723,360	733,361
Home equity lines of credit	203,940	199,221	174,383	177,858	174,525
Consumer, indirect	668,371	654,371	647,177	629,426	592,309
Consumer, direct	134,562	138,019	107,406	108,363	113,314
Deposit account overdrafts	857	830	749	722	597
Total loans and leases	$6,084,390	$5,974,596	$4,759,718	$4,707,150	$4,611,207
Total acquired loans and leases (a)	$1,925,554	$2,032,505	$1,024,739	$1,108,728	$1,186,069
Total originated loans and leases	$4,158,836	$3,942,091	$3,734,979	$3,598,422	$3,425,138
Deposit Balances
Non-interest-bearing deposits (b)	$1,569,095	$1,682,634	$1,555,064	$1,589,402	$1,635,953
Interest-bearing deposits:
Interest-bearing demand accounts (b)	1,181,079	1,225,646	1,085,169	1,160,182	1,162,012
Retail certificates of deposit	1,198,733	950,783	622,091	530,236	544,741
Money market deposit accounts	730,902	718,633	579,106	617,029	624,708
Governmental deposit accounts	761,625	705,596	649,303	625,965	734,734
Savings accounts	987,170	1,116,622	1,024,638	1,068,547	1,077,383
Brokered deposits	608,914	559,955	273,156	125,580	86,089
Total interest-bearing deposits	$5,468,423	$5,277,235	$4,233,463	$4,127,539	$4,229,667
Total deposits	$7,037,518	$6,959,869	$5,788,527	$5,716,941	$5,865,620
Total demand deposits (b)	$2,750,174	$2,908,280	$2,640,233	$2,749,584	$2,797,965
Asset Quality
Nonperforming assets (NPAs): (c)
Loans 90+ days past due and accruing	$9,117	$5,924	$4,014	$4,842	$8,424
Nonaccrual loans	26,187	28,796	29,980	31,473	27,831
Total nonperforming loans (NPLs) (c)	35,304	34,720	33,994	36,315	36,255
Other real estate owned (OREO)	7,174	7,166	8,778	8,895	8,840
Total NPAs (c)	$42,478	$41,886	$42,772	$45,210	$45,095
Criticized loans (d)	$213,156	$219,885	$198,812	$191,355	$164,775
Classified loans (e)	124,836	110,972	93,168	89,604	94,848
Allowance for credit losses as a percent of NPLs (c)	178.23%	176.30%	156.80%	146.39%	145.82%
NPLs as a percent of total loans (c)	0.58%	0.58%	0.71%	0.77%	0.79%
NPAs as a percent of total assets (c)	0.48%	0.48%	0.58%	0.63%	0.64%
NPAs as a percent of total loans and OREO (c)	0.70%	0.70%	0.90%	0.96%	0.98%
Criticized loans as a percent of total loans (d)	3.50%	3.68%	4.18%	4.07%	3.57%
Classified loans as a percent of total loans (e)	2.05%	1.86%	1.96%	1.90%	2.06%
Allowance for credit losses as a percent of total loans	1.03%	1.02%	1.12%	1.13%	1.15%
Total demand deposits as a percent of total deposits (b)	39.08%	41.79%	45.61%	48.10%	47.70%
Capital Information (f)(g)(h)(i)
Common equity tier 1 risk-based capital ratio	11.49%	11.36%	12.22%	11.92%	11.80%
Tier 1 risk-based capital ratio	12.23%	12.10%	12.49%	12.19%	12.08%
Total risk-based capital ratio (tier 1 and tier 2)	13.06%	12.92%	13.35%	13.06%	12.98%
Tier 1 leverage ratio	9.45%	9.64%	9.02%	8.92%	8.64%
Common equity tier 1 capital	$746,630	$728,892	$624,292	$604,566	$584,880
Tier 1 capital	794,912	776,753	638,116	618,354	598,633
Total capital (tier 1 and tier 2)	848,956	828,910	682,477	662,421	643,189
Total risk-weighted assets	$6,497,970	$6,417,511	$5,110,318	$5,071,240	$4,955,627
Total stockholders' equity to total assets	11.11%	11.37%	11.21%	10.90%	10.86%
Tangible equity to tangible assets (j)	6.85%	7.00%	7.08%	6.67%	6.47%

(a)Includes all loans and leases acquired and purchased in 2012 and thereafter.
(b)The sum of non-interest-bearing deposits and interest-bearing demand accounts is considered total demand deposits.
(c)Nonperforming loans and leases include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and leases, and OREO.
(d)Includes loans and leases categorized as a special mention, substandard, or doubtful.
(e)Includes loans and leases categorized as substandard or doubtful.
(f)Data presented as of the end of the period indicated.
(g)September 30, 2023 data based on preliminary analysis and subject to revision.
(h)Peoples' capital conservation buffer was 5.06% at September 30, 2023, 4.92% at June 30, 2023, 5.35% at March 31, 2023, 5.06% at December 31, 2022 and 4.98% at September 30, 2022, compared to required capital conservation buffer of 2.50%.
(i)Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL, effective January 1, 2020, on regulatory capital ratios.
(j)This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR (RECOVERY OF) CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022
Provision for (recovery of) credit losses
Provision for (recovery of) other credit losses	$3,764	$7,751	$1,558	$13,188	$(6,583)
Provision for checking account overdraft credit losses	289	232	218	701	772
Total provision for (recovery of) credit losses	$4,053	$7,983	$1,776	$13,889	$(5,811)

Net charge-offs
Gross charge-offs	$2,834	$2,041	$1,990	$6,730	$6,274
Recoveries	516	845	302	1,672	1,135
Net charge-offs	$2,318	$1,196	$1,688	$5,058	$5,139

Net charge-offs (recoveries) by type
Construction	$—	$—	$—	$9	$—
Commercial real estate, other	$181	$(9)	$18	$178	$93
Commercial and industrial	196	(440)	33	(243)	910
Premium finance	21	20	37	55	73
Leases	737	515	632	1,641	1,358
Residential real estate	23	(10)	132	25	460
Home equity lines of credit	32	55	5	106	17
Consumer, indirect	777	812	529	2,439	1,194
Consumer, direct	81	43	72	213	246
Deposit account overdrafts	270	210	230	635	788
Total net charge-offs	$2,318	$1,196	$1,688	$5,058	$5,139

Net charge-offs as a percent of average total loans (annualized)	0.15%	0.09%	0.15%	0.13%	0.15%

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2023	2023	2023	2022	2022

Trust assets under administration and management	$1,900,488	$1,931,789	$1,803,887	$1,764,639	$1,682,334
Brokerage assets under administration and management	1,364,372	1,379,309	1,318,300	1,211,868	1,127,831
Mortgage loans serviced for others	$366,996	$375,882	$384,005	$392,364	$400,736
Employees (full-time equivalent)	1,482	1,500	1,286	1,267	1,244

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$62,609	$801	5.08%	$58,245	$673	4.63%	$159,522	$847	2.11%
Investment securities (a)(b)	1,819,248	14,150	3.11%	1,873,944	14,294	3.05%	1,685,134	9,009	2.13%
Loans (b)(c):
Construction	400,396	9,983	9.76%	358,732	6,491	7.16%	222,966	2,765	4.85%
Commercial real estate, other	1,965,927	34,369	6.84%	1,735,466	28,240	6.44%	1,300,173	16,593	4.99%
Commercial and industrial	1,128,420	22,568	7.83%	1,069,529	19,569	7.24%	865,436	11,140	5.04%
Premium finance	179,390	3,565	7.78%	154,557	2,659	6.81%	162,057	1,949	4.71%
Leases	384,606	11,508	11.71%	359,016	10,275	11.32%	307,459	9,628	12.25%
Residential real estate (d)	952,863	11,879	4.99%	921,012	10,818	4.70%	869,444	9,439	4.34%
Home equity lines of credit	201,973	4,012	7.88%	191,915	3,656	7.64%	173,032	2,217	5.08%
Consumer, indirect	662,462	8,774	5.25%	651,669	7,942	4.89%	576,826	5,907	4.06%
Consumer, direct	139,595	2,416	6.87%	123,899	2,246	7.27%	113,609	1,764	6.16%
Total loans and leases	6,015,632	109,074	7.13%	5,565,795	91,896	6.55%	4,591,002	61,402	5.26%
Allowance for credit losses	(60,724)			(53,427)			(52,719)
Net loans and leases	5,954,908			5,512,368			4,538,283
Total earning assets	7,836,765	124,025	6.23%	7,444,557	106,863	5.70%	6,382,939	71,258	4.40%

Goodwill and other intangible assets	411,229			387,055			329,482
Other assets	558,415			511,271			411,687
Total assets	$8,806,409			$8,342,883			$7,124,108

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,058,606	$447	0.17%	$1,095,713	$583	0.21%	$1,079,580	$139	0.05%
Governmental deposit accounts	758,409	4,012	2.10%	693,725	2,330	1.35%	741,836	543	0.29%
Interest-bearing demand accounts	1,198,100	520	0.17%	1,178,614	532	0.18%	1,158,970	190	0.07%
Money market deposit accounts	717,765	2,943	1.63%	679,123	2,006	1.18%	623,144	292	0.19%
Retail certificates of deposit	1,043,579	7,161	2.72%	825,155	4,209	2.05%	560,532	644	0.46%
Brokered deposits (e)	631,410	7,399	4.65%	480,640	4,743	3.96%	86,524	508	2.33%
Total interest-bearing deposits	5,407,869	22,482	1.65%	4,952,970	14,403	1.17%	4,250,586	2,316	0.22%
Short-term borrowings (e)	458,462	5,169	4.48%	493,561	5,314	4.32%	202,765	393	0.77%
Long-term borrowings	148,234	2,668	7.10%	132,091	1,847	5.56%	111,882	1,111	3.97%
Total borrowed funds	606,696	7,837	5.12%	625,652	7,161	4.58%	314,647	1,504	1.91%
Total interest-bearing liabilities	6,014,565	30,319	1.96%	5,578,622	21,564	1.55%	4,565,233	3,820	0.33%

Non-interest-bearing deposits	1,627,231			1,637,671			1,655,888
Accrued expenses and other liabilities	159,755			175,152			105,128
Total liabilities	7,801,551			7,391,445			6,326,249
Stockholders’ equity	1,004,858			951,438			797,859
Total liabilities and stockholders' equity	$8,806,409			$8,342,883			$7,124,108

Net interest income/spread (b)		$93,706	4.27%		$85,299	4.15%		$67,438	4.07%
Net interest margin (b)			4.70%			4.54%			4.17%

	Nine Months Ended
	Nine Months Ended
	September 30, 2023			September 30, 2022
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$52,379	$1,862	4.75%	$224,060	$1,306	0.78%
Investment securities (a)(b)	1,827,261	40,791	2.98%	1,688,124	24,703	1.95%
Loans (b)(c):
Construction	312,173	20,437	8.63%	219,478	7,136	4.29%
Commercial real estate, other	1,535,815	82,403	7.08%	1,338,375	46,974	4.63%
Commercial and industrial	981,382	56,747	7.63%	872,601	27,878	4.21%
Premium finance	160,729	8,374	6.87%	146,345	4,891	4.41%
Leases	362,222	31,426	11.44%	253,231	26,271	13.68%
Residential real estate (d)	898,531	32,414	4.81%	890,499	28,531	4.27%
Home equity lines of credit	183,993	10,634	7.73%	168,137	5,577	4.43%
Consumer, indirect	651,578	23,947	4.91%	547,438	16,195	3.96%
Consumer, direct	119,750	6,401	7.15%	110,509	5,006	6.06%
Total loans and leases	5,206,173	272,783	6.93%	4,546,613	168,459	4.91%
Allowance for credit losses	(55,756)			(56,237)
Net loans and leases	5,150,417			4,490,376
Total earning assets	7,030,057	315,436	5.94%	6,402,560	194,468	4.03%

Goodwill and other intangible assets	374,924			321,043
Other assets	496,497			380,376
Total assets	$7,901,478			$7,103,979

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$1,040,157	$1,166	0.15%	$1,068,912	$218	0.03%
Governmental deposit accounts	669,397	7,408	1.48%	705,891	1,462	0.28%
Interest-bearing demand accounts	1,117,529	1,232	0.15%	1,169,284	397	0.05%
Money market deposit accounts	634,271	5,774	1.22%	638,061	492	0.10%
Retail certificates of deposit	771,186	13,120	2.27%	596,335	2,262	0.51%
Brokered deposits (e)	451,719	13,846	4.10%	88,336	1,552	2.35%
Total interest-bearing deposits	4,684,259	42,546	1.21%	4,266,819	6,383	0.20%
Short-term borrowings (e)	477,826	14,940	4.18%	169,360	992	0.78%
Long-term borrowings	126,449	5,668	5.95%	131,129	3,148	3.20%
Total borrowed funds	604,275	20,608	4.55%	300,489	4,140	1.83%
Total interest-bearing liabilities	5,288,534	63,154	1.55%	4,567,308	10,523	0.31%

Non-interest-bearing deposits	1,562,923			1,637,053
Accrued expenses and other liabilities	130,023			91,749
Total liabilities	6,981,480			6,296,110

Stockholders’ equity	919,998			807,869
Total liabilities and stockholders' equity	$7,901,478			$7,103,979

Net interest income/spread (b)		$252,282	4.39%		$183,945	3.72%
Net interest margin (b)			4.74%			3.81%
(a)Average balances are based on carrying value.
(b)Interest income and yields are presented on a fully tax-equivalent basis, using a 23.3% blended corporate income tax rate at September 30, 2023, a 23.6% blended corporate income tax rate at June 30, 2023 and a 23.3% blended corporate income tax rate at September 30, 2022.
(c)Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(d)Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
(e)Interest related to interest rate swap transactions is included, as appropriate to the transaction, in interest expense on brokered deposits and interest expense on short-term FHLB advances (included in short-term borrowings) for all periods presented.

NON-U.S. GAAP FINANCIAL MEASURES (Unaudited)
The following non-U.S. GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-U.S. GAAP financial measures for calculating incentive compensation. The following tables summarize the non-U.S. GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Core non-interest expense:
Total non-interest expense	$71,696	$70,623	$52,253	$198,798	$153,781
Less: acquisition-related expenses	4,434	10,709	339	15,694	2,314
Less: pension settlement charges	2,424	—	139	2,424	139
Less: COVID-19-related expenses	—	—	9	—	132
Add: COVID -19 Employee Retention Credit	—	548	—	548	—
Core non-interest expense	$64,838	$60,462	$51,766	$181,228	$151,196

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Efficiency ratio:
Total non-interest expense	71,696	$70,623	52,253	198,798	153,781
Less: amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Adjusted non-interest expense	$68,416	$67,823	$50,230	$190,847	$148,016

Total non-interest income	$23,204	$21,015	$20,366	$63,279	$59,802
Less: net (loss) gain on investment securities	(7)	(166)	21	(2,108)	107
Less: net loss on asset disposals and other transactions	(307)	(1,665)	(35)	(2,218)	(314)
Total non-interest income, excluding net gains and losses	$23,518	$22,846	$20,380	$67,605	$60,009

Net interest income	$93,274	$84,853	$67,051	$251,005	$182,829
Add: fully tax-equivalent adjustment (a)	432	446	387	1,277	1,116
Net interest income on a fully tax-equivalent basis	$93,706	$85,299	$67,438	$252,282	$183,945

Adjusted revenue	$117,224	$108,145	$87,818	$319,887	$243,954

Efficiency ratio	58.36%	62.71%	57.20%	59.66%	60.67%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$64,838	$60,462	$51,766	$181,228	$151,196
Less: amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Adjusted core non-interest expense	$61,558	$57,662	$49,743	$173,277	$145,431

Adjusted revenue	$117,224	$108,145	$87,818	$319,887	$243,954

Efficiency ratio adjusted for non-core items	52.51%	53.32%	56.64%	54.17%	59.61%
(a) Tax effect is calculated using a 23.3% blended corporate income tax rate at September 30, 2023, a 23.6% blended corporate income tax rate at June 30, 2023 and a 23.3% blended corporate income tax rate for September 30, 2022.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022

Tangible equity:
Total stockholders' equity	$993,219	$998,907	$819,543	$785,328	$760,511
Less: goodwill and other intangible assets	408,494	413,172	324,562	326,329	328,428
Tangible equity	$584,725	$585,735	$494,981	$458,999	$432,083

Tangible assets:
Total assets	$8,942,534	$8,786,635	$7,311,520	$7,207,304	$7,005,854
Less: goodwill and other intangible assets	408,494	413,172	324,562	326,329	328,428
Tangible assets	$8,534,040	$8,373,463	$6,986,958	$6,880,975	$6,677,426

Tangible book value per common share:
Tangible equity	$584,725	$585,735	$494,981	$458,999	$432,083
Common shares outstanding	35,395,990	35,374,916	28,488,158	28,287,837	28,278,078

Tangible book value per common share	$16.52	$16.56	$17.37	$16.23	$15.28

Tangible equity to tangible assets ratio:
Tangible equity	$584,725	$585,735	$494,981	$458,999	$432,083
Tangible assets	$8,534,040	$8,373,463	$6,986,958	$6,880,975	$6,677,426

Tangible equity to tangible assets ratio	6.85%	7.00%	7.08%	6.67%	6.47%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022

Pre-provision net revenue:
Income before income taxes	$40,729	$27,262	$33,388	$101,597	$94,661
Add: provision for credit losses	4,053	7,983	1,776	13,889	1,776
Add: loss on OREO	1	1,612	105	1,623	138
Add: loss on investment securities	7	166	—	2,108	44
Add: loss on other assets	283	45	—	557	142
Add: net loss on other transactions	23	8	24	38	128
Less: recovery of credit losses	—	—	—	—	7,587
Less: gain on investment securities	—	—	21	—	151
Less: gain on other assets	—	—	94	—	94
Pre-provision net revenue	$45,096	$37,076	$35,178	$119,812	$89,057
Total average assets	$8,806,409	$8,342,883	$7,124,108	$7,901,478	$7,103,979

Pre-provision net revenue to total average assets (annualized)	2.03%	1.78%	1.96%	2.03%	1.68%

Weighted-average common shares outstanding – diluted	35,061,897	32,649,976	27,973,255	31,977,486	28,009,263
Pre-provision net revenue per common share – diluted	$1.28	$1.13	$1.25	$3.72	$3.17

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income adjusted for non-core items:
Net income	$31,882	$21,096	$25,978	$79,538	$74,443
Add: loss on investment securities	7	166	—	2,108	—
Less: tax effect of loss on investment securities (a)	2	35	—	443	—
Less: gain on investment securities	—	—	21	—	107
Add: tax effect of net gain on investment securities (a)	—	—	4	—	22
Add: net loss on asset disposals and other transactions	307	1,665	35	2,218	314
Less: tax effect of net loss on asset disposals and other transactions (a)	65	349	7	466	66
Add: acquisition-related expenses	4,434	10,709	339	15,694	2,314
Less: tax effect of acquisition-related expenses (a)	931	2,249	71	3,296	486
Add: pension settlement charges	2,424	—	139	2,424	139
Less: tax effect of pension settlement charges (a)	509	—	29	509	29
Add: COVID-19-related expenses	—	—	9	—	132
Less: tax effect of COVID-19-related expenses (a)	—	—	2	—	28
Less: COVID -19 Employee Retention Credit	—	548	—	548	—
Add: tax effect of COVID -19 Employee Retention Credit	—	115	—	115	—
Net income adjusted for non-core items (after tax)	$37,547	$30,570	$26,374	$96,835	$76,648

Days in the period	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$126,488	$84,616	$103,065	$106,342	$99,530
Annualized net income adjusted for non-core items (after tax)	$148,964	$122,616	$104,636	$129,468	$102,478
Return on average assets:
Annualized net income	$126,488	$84,616	$103,065	$106,342	$99,530
Total average assets	$8,806,409	$8,342,883	$7,124,108	$7,901,478	$7,103,979
Return on average assets	1.44%	1.01%	1.45%	1.35%	1.40%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$148,964	$122,616	$104,636	$129,468	$102,478
Total average assets	$8,806,409	$8,342,883	$7,124,108	$7,901,478	$7,103,979
Return on average assets adjusted for non-core items	1.69%	1.47%	1.47%	1.64%	1.44%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2023	2023	2022	2023	2022

Annualized net income excluding amortization of other intangible assets:
Net income	$31,882	$21,096	$25,978	$79,538	$74,443
Add: amortization of other intangible assets	3,280	2,800	2,023	7,951	5,765
Less: tax effect of amortization of other intangible assets (a)	689	588	425	1,670	1,211
Net income excluding amortization of other intangible assets (after tax)	$34,473	$23,308	$27,576	$85,819	$78,997

Days in the period	92	91	92	273	273
Days in the year	365	365	365	365	365
Annualized net income	$126,488	$84,616	$103,065	$106,342	$99,530
Annualized net income excluding amortization of other intangible assets (after tax)	$136,768	$93,488	$109,405	$114,740	$105,619

Average tangible equity:
Total average stockholders' equity	$1,004,858	$951,438	$797,859	$919,998	$807,869
Less: average goodwill and other intangible assets	411,229	387,055	329,482	374,924	321,043
Average tangible equity	$593,629	$564,383	$468,377	$545,074	$486,826

Return on total average stockholders' equity ratio:
Annualized net income	$126,488	$84,616	$103,065	$106,342	$99,530
Total average stockholders' equity	$1,004,858	$951,438	$797,859	$919,998	$807,869

Return on total average stockholders' equity ratio	12.59%	8.89%	12.92%	11.56%	12.32%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$136,768	$93,488	$109,405	$114,740	$105,619
Average tangible equity	$593,629	$564,383	$468,377	$545,074	$486,826

Return on average tangible equity ratio	23.04%	16.56%	23.36%	21.05%	21.70%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE